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EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                    CONTACT: DEV GANESAN
                                                         CHIEF FINANCIAL OFFICER
                                                               (703) 934-8130

                     ACS ACQUIRES PROGRAM SUPPORT ASSOCIATES

STRENGTHENS COMPETITIVE ADVANTAGE

Fairfax, VA, September 9, 1999 - - Advanced Communication Systems, Inc. (ACS) (Nasdaq: ACSC) announced that it has acquired all of the outstanding shares of Program Support Associates Inc. (PSA) for $2.5 million in cash and additional earn-out payments upon achievement of certain financial goals in the next 16 months.

PSA develops, installs and supports online, real time financial management information systems to the Department of Defense. Headquartered in Charlottesville, Virginia, PSA has operations in Charlottesville, San Diego, and the Washington, D.C. area. Its clients include Space and Naval Warfare Systems Command and Centers, Naval Sea Systems Command, and the U.S. Army.

George A. Robinson, President & CEO, said "We are extremely pleased with this acquisition and are very enthusiastic about the competitive advantage PSA brings to ACS." Robinson said that ACS expects to retain PSA's existing management team. Lee H. Vyborny, President, and Vice President's Anne Kimber and Sherry Murphy will continue in their management positions.

Vyborny, President of PSA stated, "The combination of ACS and PSA will provide the means to improve financial management systems for a majority of the Program Offices at the Navy Systems Commands. We will assist in the on-going consolidation of financial management information systems and business processes at these offices and their associated field activities. The competitive reach of both companies has now been extended and we are enthusiastic about joining the ACS family."

Advanced Communication Systems provides communication, information systems, and avionics services and solutions, predominantly to U.S. Government agencies as well as to commercial and international customers. The Company is headquartered in Fairfax, Virginia and has a dedicated workforce of 1,900 employees in 53 locations in the United States.

Except for statements of historical facts, this news release contains forward-looking statements about the Company. Such statements are subject to significant risks and uncertainties including dependence on continued funding of U.S. Government programs, government contract procurement and termination risks, management of growth, risks associated with acquisition strategy and other risks noted in the Company's SEC filings, which may cause actual results to differ materially.

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